Exhibit 99.1

Term Sheet

Additional $2.5 Million to $3.5 Million Investment

Issuer:	Holiday RV Superstores, Inc. (“Issuer”).

Investor:	AGHI Finance Co, LLC (“Investor”) or another entity controlled by Stephen Adams

Investment Amount:	$2,500,000 (minimum) and $3,500,000 less exercise price for warrants exercised by Investor or Stephen Adams Living Trust (maximum) as determined by Investor (“Debt”).

Type of Investment:	Common stock to the extent such common stock can be issued without shareholder approval and the balance as a secured convertible debt on the terms described below.

Purchase Price:	The closing price for the Issuer’s common stock on the date this Term Sheet was executed by the parties, or if the Issuer’s common stock did not trade on such date, the closing price on the last trading day that the common stock traded prior to the date of execution (the “Purchase Price”).

Debt Maturity:	The Debt will mature on May 1, 2003 unless automatically converted prior to maturity as provided below and subject to acceleration upon the occurrence on an event of default.

Interest:	Interest on the Debt will commence to accrue on February 1, 2003 at the rate of 20% per annum compounded monthly and paid on the first day of each month commencing on March 1, 2003. No interest will accrue on the Debt until February 1, 2003 in order to give Issuer sufficient time to obtain the requisite shareholder approval for the conversion of the Debt to Issuer’s common stock if shareholder approval is required under Nasdaq rules.

Conversion:	Prior to maturity, the Note will automatically convert into shares of Issuer’s common stock upon receipt of shareholder approval for the issuance of Issuer’s common stock upon conversion of the Debt, provided that such shares are at the time of such conversion listed on a national stock exchange or a Nasdaq stock market, including the Nasdaq SmallCap Market. In connection with the shareholder meeting when approval of the issuance is considered, all shares held by Investor and its affiliates will be voted with the majority of the other shares voting at the meeting.

Conversion Price:	The conversion price for the Debt (the “Conversion Price”) is the Purchase Price.

Collateral:	Issuer and each of its subsidiaries will grant Investor a perfected security interests and mortgages in all their assets subject only to (a) the security interest granted to the New Floor Plan Lender (as defined below), (b) the first mortgages on the real estate owned by Issuer or its subsidiaries, and (c) the rights of the lessor and any mortgagee of the lessor on the real estate leased by Issuer or its subsidiaries. Issuer will pledge all of the issued and outstanding shares of stock of its subsidiaries. In addition, Issuer will grant a second perfected security interest in all other assets of Issuer including the County Line dealership properties at the following locations:

Use of Proceeds:	Issuer will use the proceeds for general corporate purposes and to provide working capital for operations; provided that the proceeds shall not be used to discharge any indebtedness of Issuer outstanding on the date hereof or the closing of the investment contemplated by this Term Sheet (the “Closing”)

Conditions:	The loan contemplated by this term sheet is subject to the following conditions being fulfilled before or concurrent with the Closing:

1. Issuer shall close on a new floor plan financing with a new lender (the “New Floor Plan Lender”) on terms and conditions acceptable to Investor in its sole discretion.

2. Antibe shall convert all of his Series A Preferred Stock into Issuer’s common stock at the Purchase Price and either exercises (at the Conversion Price) or cancel all of its warrants.

3. Issuer shall have paid all accrued interest and additional fees owning on its $1.6 million convertible debt to Investor in shares of Issuer’s common stock valued at the Purchase Price.

4. Issuer shall have paid all accrued and unpaid dividends on the Series A Preferred Stock and Series AA-2 Preferred Stock held by the Stephen Adams Living Trust in shares of Issuer’s common stock valued at Purchase Price.

5. No material adverse change in the assets, operations, financial condition or prospects of Issuer shall have occurred since the date of this Term Sheet.

When the foregoing conditions are satisfied, (a) Investor will also convert its existing $1.6 million convertible debt plus accrued and unpaid interest and additional fees into Issuer’s common stock at the Purchase Price, (b) the Stephen Adams Living Trust will convert its existing Series A Preferred

Stock and Series AA-2 Preferred Stock into Issuer’s common stock at the Purchase Price, and (c) Investor and the Stephen Adams Living Trust will either exercise at the Purchase Price all of their existing warrants to purchase Issuer’s common stock or will surrender such warrants for cancellation.

Closing:	Time is of the essence. Issuer and Investor agree to draft, finalize and execute all of the necessary documents to complete this transaction as soon as possible with the objective to complete the same by October 31, 2002. All transaction and documentation expenses, including fees, expenses and disbursements of counsel to the Investor, shall be borne by Issuer and paid by Issuer upon funding. Consummation of the transactions contemplated by this Term Sheet is subject to execution of documentation in form and substance satisfactory to Investor in its sole discretion.

[Signatures on the following page.]

     The undersigned parties have duly executed and delivered this Term Sheet as of the date set forth below their signature.

Holiday RV Superstores, Inc.	AGHI Finance Co, LLC

/s/ Marcus A. Lemonis	/s/ Paul Schedler
Marcus Lemonis, CEO Dated: October 25, 2002	Paul Schedler, Vice President and Manager Dated: October 25, 2002

     Confirmed and Agreed as to Series A Preferred Stock and Series AA-2 Preferred Stock, the accrued and unpaid dividends thereon and the related Warrants owned by the undersigned.

The Stephen Adams Trust
u.t.a. dated September 15, 1997

/s/ Stephen Adams

Stephen Adams, Trustee
October 25, 2002